EXHIBIT (c)(2)

Current top 20 shareholders 1 Each of these entities is part of The Capital Group, a privately-held organization comprised of a family of companies whose only business is the management of equity and fixed income investment portfolios and necessary supporting activities. Capital Intl Inc. manages the Emerging Markets Growth Fund, an open-end interval fund that invests in the securities of developing countries. The holdings of each of these entities appear to be separate and distinct, suggesting that elements of The Capital Group could hold as much as 27% of the outstanding minority interest 2 Genesis Asset Managers and Genesis Investment Mgmt. Ltd. may be part of the same institution. These entries appear to represent separate and distinct holdings 3 5/14/02 prices actually reflect the three months ending 3/31/02 Note: Share positions are based on public filings. In many cases, current top shareholders have not filed holding reports since 12/31/01. In all cases, 3/31/02 would be the most recent date on which any report could have been filed Source: Carson GEO Spectrum CDA

Estimated returns for shareholders Return scenarios correlate to stock price cases: Worst / high: Assumes that all shareholders bought shares at highest price registered during successive quarters since June 1999 Reasonable / average: Assumes that all shareholders bought shares at weighted average price registered during successive quarters since June 1999 Best / low: Assumes that all shareholders bought shares at lowest price registered during successive quarters since June 1999 Percentage of shares with returns > 20% across a range of offer prices Based on top 30 shareholders Source: Carson GEO, Spectrum CDA, Bloomberg

Estimated returns for shareholders (cont'd) 1 As of May 14, 2002 2 Assumes that selected major shareholders bought shares at weighted average price registered during successive quarters since June 1999 Source: Carson GEO, Spectrum CDA, Bloomberg Based on selected major shareholders across a range of offer prices